EXHIBIT 99.1

J. Alexander's Corporation Reports Results for Second Quarter and First Half of 2008

NASHVILLE, Tenn., July 25, 2008 (PRIME NEWSWIRE) -- J. Alexander's Corporation (Nasdaq:JAX) today reported operating results for the second quarter and first half of 2008.

A summary of the results for the second quarter of 2008 compared to the second period of 2007 follows:

    * Net sales increased 0.1% to $34,767,000 from $34,742,000.

    * Average weekly same store sales per restaurant decreased by
      4.3%.

    * Income before income taxes, which included $233,000 more pre-opening expense in 2008 than in 2007, decreased to $950,000 from $1,298,000.

    * The second quarter of 2008 included an income tax benefit of
      $273,000 compared to expense of $345,000 in 2007 due to the effect of lowering the estimated annual effective rate for 2008 in the second quarter primarily because of lower estimates of pre-tax income for the year.

    * Net income increased to $1,223,000 from $953,000 in the
      comparable quarter of 2007, and diluted earnings per share increased to $.18 from $.14.

Commenting on the Company's results, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said, "While we are generally satisfied with our operational execution and expense management through mid-year, we are certainly not satisfied with our financial results. We believe that most of our issues are revenue related and are linked to lower discretionary spending and diminishing consumer confidence in the economy.

"The downturn in sales trends that began last September continued to affect virtually all of our restaurants during the second quarter, with our restaurants in Ohio and Illinois being affected more than those in most other markets. Even so, we do believe we have made some progress in improving guest count trends in our Ohio restaurants as a result of some menu price reductions and changes in menu formats," Stout continued. "The current environment is obviously difficult. Prior to last fall's downturn we had experienced only a few declines in quarterly same store sales since opening our first J. Alexander's restaurant in 1991."

J. Alexander's Corporation's average weekly same store sales per restaurant decreased to $91,300 in the most recent quarter from $95,400 in the corresponding period a year earlier. Same store sales calculations are based on restaurants open for more than 18 months. The Company's average weekly sales per restaurant for the second quarter of 2008 decreased 6.4% to $89,300 from $95,400 in the 2007 quarter.

The Company's average guest check, including alcoholic beverage sales, increased approximately 0.3% in the second quarter of 2008 over the corresponding period a year earlier, while average guest counts on a same store basis declined by approximately 4.5%. Menu prices in the second quarter of 2008 were estimated to be an average of 1.0% higher than in 2007.

Total cost of sales for the second quarter of 2008 were 31.1% of net sales, down from 32.5% in the second period a year ago. This decrease was primarily due to lower prices paid for beef, which was purchased at market prices in 2008 rather than at fixed prices as in 2007. This action had the effect of decreasing cost of sales by an estimated 1.3% of net sales. The most recent quarter also included a settlement of a claim against a prospective vendor which decreased cost of sales for the period by another 0.5%.

Restaurant labor and related costs for the most recent quarter, including the impact of two new restaurants, were 32.4% of net sales, as compared to 32.1% in the corresponding period of 2007. The Company's restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) decreased to 11.5% in the second quarter of 2008 from 11.8% in the 2007 period.

For the first six months of 2008, J. Alexander's Corporation recorded net sales of $72,253,000, up 1.4% from $71,267,000 reported in the first two quarters of 2007. The Company's net income for the first half of 2008 was $2,799,000, or $.41 per diluted share, compared to $2,978,000, or $.43 per diluted share, posted in the comparable two quarters of 2007.

J. Alexander's Corporation had weekly average same store sales per restaurant of $94,500 through the first half of 2008, down 3.4% from $97,800 recorded in the corresponding six months of 2007. The Company's average weekly sales per restaurant for the first two quarters of 2008 were $92,900, down 5.0% from $97,800 reported in the same two quarters a year earlier.

The Company's average guest check for the first half of 2008, including alcoholic beverage sales, rose 1.1% over the first half of 2007 while average guest counts declined on a same store basis by approximately 4.4%.

Total cost of sales for the first six months of 2008 were 31.6%, as compared to 32.3% in the comparable first half of 2007. Restaurant labor and related costs for the first two quarters of the current year were 31.8% of net sales, as compared to 31.4% of net sales in the first two periods a year ago. The Company's restaurant operating margins were 12.3% in the first six months of 2008, as compared to 13.3% in the comparable two quarters of 2007.

"While our decision earlier this year to purchase beef 'at the market' has had a positive impact on the Company's year-to-date results, there continues to be considerable uncertainty in the beef market, and a risk of significant increases in future beef prices," Stout observed. "We will continue to monitor this situation and consider entering into a fixed pricing agreement if we believe such action will benefit the Company."

J. Alexander's Corporation's new restaurant development program is on target for the year with new J. Alexander's restaurants under construction in Orlando and Jacksonville, Florida, and Scottsdale, Arizona. The Orlando and Scottsdale restaurants are expected to open in the third quarter, with Jacksonville scheduled to open in the fourth quarter of 2008.

Stout said that no new restaurants are currently planned for opening in 2009, noting that the Company is opting to be cautious in the development area at this time.

"We believe the last half of 2008 will be very challenging," Stout said. "Typically, the third quarter is one of our weaker sales periods and sales in the opening weeks of the quarter have shown no improvement. While it is extremely difficult to forecast sales in this environment, it appears likely that the same factors that have negatively influenced the economy through the first half of 2008 will persist and we can't reasonably expect a solid reversal of our sales trends until consumer confidence and discretionary spending improve. We also expect continued increases in input costs during the last half of the year but remain hesitant to increase menu prices significantly in the current environment. In addition, we expect to incur pre-opening expense of approximately $1.3 million in the last half of 2008 for our three new restaurants under development and our new restaurants typically incur operating losses in their early months of operation. Because of these factors, we expect to incur a net loss for the third quarter of this year.

"We can and do remain committed to doing the best possible job and managing through this difficult environment. We will continue to focus intensely on operational execution, exceptional guest service and making certain our guests have excellent dining experiences in our restaurants."

J. Alexander's Corporation operates 30 J. Alexander's restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander's is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company's menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander's also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander's Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company's ability to maintain satisfactory guest count levels and increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company's ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company's new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company's reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market LLC. These as well as other factors are discussed in detail in the Company's filings made with the Securities and Exchange Commission and other communications.

 J. Alexander's Corporation and Subsidiaries
 Consolidated Statements of Income
 (Unaudited in thousands, except per share amounts)

                                   Quarter Ended     Six Months Ended
                                 -----------------   -----------------
                                 June 29   July 1    June 29    July 1
                                  2008      2007      2008       2007
                                 -------   -------   -------   -------
 Net sales                       $34,767   $34,742   $72,253   $71,267

 Costs and expenses:
   Cost of sales                  10,803    11,279    22,851    22,993
   Restaurant labor and related
    costs                         11,253    11,138    22,952    22,362
   Depreciation and amortization
    of restaurant property and
    equipment                      1,445     1,298     2,890     2,577
   Other operating expenses        7,267     6,911    14,679    13,835
                                 -------   -------   -------   -------
     Total restaurant operating
      expenses                    30,768    30,626    63,372    61,767

   General and administrative
    expenses                       2,391     2,502     4,924     4,810
   Pre-opening expense               289        56       333        56
                                 -------   -------   -------   -------
 Operating income                  1,319     1,558     3,624     4,634
 Other income (expense):
   Interest expense                 (427)     (465)     (879)     (951)
   Interest income                    41       184       103       359
   Other, net                         17        21        34        38
                                 -------   -------   -------   -------
     Total other expense            (369)     (260)     (742)     (554)
                                 -------   -------   -------   -------
 Income before income taxes          950     1,298     2,882     4,080
 Income tax benefit (provision)      273      (345)      (83)   (1,102)
                                 -------   -------   -------   -------
 Net income                      $ 1,223   $   953   $ 2,799   $ 2,978
                                 =======   =======   =======   =======

 Earnings per share:
   Basic earnings per share      $   .18   $   .14   $   .42   $   .45
                                 =======   =======   =======   =======
   Diluted earnings per share    $   .18   $   .14   $   .41   $   .43
                                 =======   =======   =======   =======

 Weighted average number of
  shares:
   Basic earnings per share        6,674     6,611     6,669     6,591
   Diluted earnings per share      6,879     7,009     6,879     6,954

 J. Alexander's Corporation and Subsidiaries
 Consolidated Statements of Income
 Percentages of Net Sales (Unaudited)

                                   Quarter Ended     Six Months Ended
                                 -----------------   -----------------
                                 June 29   July 1    June 29   July 1
                                  2008      2007      2008      2007
                                 -------   -------   -------   -------

 Net sales                        100.0%     100.0%    100.0%    100.0%

 Costs and expenses:
   Cost of sales                    31.1      32.5      31.6      32.3
   Restaurant labor and related
    costs                           32.4      32.1      31.8      31.4
   Depreciation and amortization
    of restaurant property and
    equipment                        4.2       3.7       4.0       3.6
   Other operating expenses         20.9      19.9      20.3      19.4
                                 -------   -------   -------   -------
     Total restaurant operating
      expenses                      88.5      88.2      87.7      86.7
   General and administrative
    expenses                         6.9       7.2       6.8       6.7
   Pre-opening expense               0.8       0.2       0.5       0.1
                                 -------   -------   -------   -------
 Operating income                    3.8       4.5       5.0       6.5
 Other income (expense):
   Interest expense                 (1.2)     (1.3)     (1.2)     (1.3)
   Interest income                   0.1       0.5       0.1       0.5
   Other, net                         --       0.1        --       0.1
                                 -------   -------   -------   -------
     Total other expense            (1.1)     (0.7)     (1.0)     (0.8)
                                 -------   -------   -------   -------
 Income before income taxes          2.7       3.7       4.0       5.7
 Income tax benefit (provision)      0.8      (1.0)     (0.1)     (1.5)
                                 -------   -------   -------   -------
 Net income                          3.5%      2.7%      3.9%      4.2%
                                 =======   =======   =======   =======

 Note:  Certain percentage totals do not sum due to rounding

 Average Weekly Sales Information:

 Average weekly sales per
  restaurant                     $89,300   $95,400   $92,900   $97,800
 Percent change                     -6.4%               -5.0%

 Same store weekly sales per
  restaurant (1)                 $91,300   $95,400   $94,500   $97,800
 Percent change                     -4.3%               -3.4%

 (1) Includes the twenty-eight restaurants open for more than eighteen months.

 J. Alexander's Corporation and Subsidiaries
 Condensed Consolidated Balance Sheets
 (Unaudited in thousands)

                                            June 29        December 30
                                              2008             2007
                                            --------         --------

         ASSETS

 Current Assets
   Cash and cash equivalents               $  8,715         $ 11,325
   Deferred income taxes                      1,047            1,047
   Other current assets                       6,005            6,258
                                           --------         --------
     Total current assets                    15,767           18,630

 Other assets                                 1,420            1,341
 Property and equipment, net                 81,651           78,551
 Deferred income taxes                        5,341            5,341
 Deferred charges, net                          677              716
                                           --------         --------
                                           $104,856         $104,579
                                           ========         ========

         LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities                       $ 11,651         $ 14,218
 Long-term debt and capital lease
  obligations                                20,911           21,349
 Other long-term liabilities                  6,681            6,431
 Stockholders' equity                        65,613           62,581
                                           --------         --------
                                           $104,856         $104,579
                                           ========         ========

CONTACT:  J. Alexander's Corporation
          R. Gregory Lewis
          (615) 269-1900